UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
   [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-QSB [ ] Form N-SAR

                       For Period Ended: January 31, 2000
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                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
          For the Transition Period Ended:
                                          -----------------------------

   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

                    Nothing in the form shall be construed to
                          imply that the Commission has
                       verified any information contained
                                     herein.
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                   If the notification relates to a portion of
                     the filing checked above, identify the
                        Item(s) to which the notification
                                    relates:
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                         PART I - REGISTRANT INFORMATION

                             Merchantonline.com, Inc.
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                             Full Name of Registrant

                                  Tarcyn Corp.
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                            Former Name if Applicable

                         1600 S. Dixie Hwy. - Suite 300
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            Address of Principal Executive Office (STREET AND NUMBER)

                              Boca Raton, FL  33432
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                            City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]     (a)       The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]     (b)       The subject annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ]     (c)       The accountant's  statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The issuer is in the process of preparing its unaudited financial statements for the first quarter in the current year ending October 31, 2000 that will be reviewed by its independent auditors. However, management is also in the process of having their independent auditors complete an acquisition audit that has to be filed on Form 8-K shortly. The deployment of resources to complete both forms almost simultaneously have resulted in the company's inability to timely file its quarterly report on Form 10-QSB for the period ending January 31, 2000, until on or before the fifth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Tarek Kirschen                561                   395-3585
         -----------------------        -----------          -------------------
                 (Name)                  (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


                            MERCHANTONLINE.COM, INC.
                   -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 16, 2000                 By /s/ TAREK KIRSCHEN
                                     ----------------------------------------
                                            Tarek Kirschen
                                            President